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                           [LETTERHEAD OF CACHEFLOW]

                                                                   Exhibit 10.11

June 4, 1999

Mr. Mike Johnson
2621 Covey Way
Livermore, CA 94550

Dear Mike:

I am pleased to extend to you an offer to join us as the Chief Financial Officer, reporting to the President & CEO.

Per our conversation, I have structured a compensation package that consists of five (5) primary components. They are as follows:

 . You will receive an annual base salary of $170,000 paid according to standard company payroll policies.

 . You will be granted an option to purchase 155,500 shares of the Company's
  Common Stock, which represents 1% of the fully diluted capitalization of the Company, including all outstanding common and preferred stock, all outstanding options and warrants, and the pool reserved under the Company's option plan. The exercise price per share will be equal to the fair market value per share on the date the option is granted. You will vest in 25% of the option shares after 12 months of service, and the balance will vest in monthly installments over the next 36 months of service, as described in the applicable stock option agreement.

 . In the event of a Corporate Transaction involving the Company, in which you are not offered the same or similar position in the newly-combined entity, you will receive one year of acceleration on the vesting of your options.

 . You are eligible for all standard benefits according to the Company's benefits plan. Information on the benefits will be supplied to you as soon as possible.

 . Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company's standard Proprietary Information and Inventions Agreement, a copy of which is enclosed.

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Page 2

While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company. While you render services to the Company, you will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

Your employment with the Company will be "at will," meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and the Company's President & CEO.

This letter and the enclosed Proprietary Information and Inventions Agreement supersede any prior understandings or agreements, whether oral or written, between you and the Company. These documents may not be amended or modified except by an express written agreement signed by you and the Company's President & CEO. The terms of this letter agreement and the resolution of any disputes will be governed by California law.

This offer stands until the end of business on June 9, 1999, and your signature below acknowledges your acceptance of these terms.

Best Regards,


/s/ Brian NeSmith                               /s/ Mike Johnson
_______________________                         ______________________
Brian NeSmith                                   Mike Johnson
Chief  Executive Officer
Cacheflow Inc.